Exhibit 99.1

Contact:	Affiliated Managers Group, Inc.
Brett S. Perryman
Laura O’Brien
(617) 747-3300
pr@amg.com

BlueMountain Capital Management
Melissa Daly
Erin Becker
Brunswick Group LLC
(212) 333-3810

AMG Announces Investment in BlueMountain Capital Management

BOSTON, December 11, 2007 – Affiliated Managers Group, Inc. (NYSE: AMG), a diversified asset management company, and BlueMountain Capital Management (“BlueMountain” or the “Company”), a credit alternatives manager, announced today that AMG has acquired an equity interest in BlueMountain’s business.  BlueMountain’s management team continues to hold a majority of the equity in the Company, and consistent with AMG’s partnership approach, will retain operating autonomy to manage the business.

Based in New York and London, BlueMountain is a leading global credit alternatives manager specializing in relative value strategies in the corporate loan, bond, credit and equity derivatives markets.  BlueMountain manages $4.8 billion in assets and offers a diverse range of products which leverage its credit and equity derivatives expertise, including correlation, intra-credit, inter-credit, index arbitrage, credit/equity and equity volatility strategies.  The firm identifies investment strategies using a combination of fundamental research and quantitative and technical analysis.  BlueMountain’s investment team operates in a highly integrated manner, with risk management as a key element of the Company’s investment process.

Since BlueMountain’s inception in 2003, the firm has produced outstanding absolute investment performance and strong net client cash flows.  Over the past three years, assets under management have grown at a compound annual rate of 26%, from $2.4 billion to $4.8 billion.  The firm’s flagship Credit Alternatives Fund, as well as its other largest products, generated excellent investment performance for the year-to-date and since inception.

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Led by its founders Andrew Feldstein, Chief Executive Officer, and Stephen Siderow, President, BlueMountain has a team of more than 100 professionals with deep experience in the global derivatives markets.  Prior to founding BlueMountain, Mr. Feldstein was a Managing Director at JP Morgan where he served in a senior capacity across a variety of derivatives and credit businesses, including Head of Structured Credit and Head of the Global Credit Portfolio.

“BlueMountain is an outstanding alternative investment firm with a proven track record of delivering excellent absolute returns for its clients in a growing area of the industry,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “As one of the highest quality managers in credit alternative strategies, BlueMountain has consistently demonstrated its ability to manage risk and capture opportunities during periods of volatility, including the challenging markets over the past several months.  We were impressed by the quality and depth of the investment team, as well as the firm’s institutionalized approach to managing its business.”

Mr. Healey continued, “BlueMountain is an excellent addition to our top-performing group of Affiliates, and the credit alternatives segment further diversifies our participation in alternative investment strategies.  With this investment, we continue to build on our track record of successful investments in high quality alternative firms, which are attracted to our proven partnership approach.  We believe that secular growth in alternative investments will continue, and that our enhanced exposure offers the potential for meaningful upside to our earnings going forward.”

“AMG is widely recognized across the asset management industry as a valuable and supportive partner to its Affiliates.  We were attracted to AMG’s distinctive investment philosophy, which allows us to further institutionalize our business while maintaining the autonomy to manage the firm in the best interests of our clients,” said Mr. Feldstein.  “By partnering with AMG, we are able to enhance equity incentives for our partners and position BlueMountain for long-term growth.”

As part of the transaction, the firm’s six managing partners, Messrs. Feldstein and Siderow, as well as Alan Gerstein, Michael Liberman, Samuel Cole and Bryce Markus, have signed long-term employment agreements with the Company and AMG.  The Company’s managing partners will invest a significant portion of the proceeds from the transaction in BlueMountain’s products.  BlueMountain’s management, investment philosophy and process will remain unchanged.  The terms of the transaction were not disclosed.

AMG is an asset management company with equity investments in a diverse group of boutique investment management firms.  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates.  AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.

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Pro forma for the investments in BlueMountain (which closed simultaneously with the signing of the agreement) and ValueAct Capital, and its pending investment in Cooke & Bieler, the Company’s affiliated investment management firms managed approximately $297 billion in assets at September 30, 2007.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2006.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.